UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 5, 2004

MARKWEST ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-31239	27-0005456
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

155 Inverness Drive West, Suite 200, Englewood, CO 80112-5000

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-290-8700

ITEM 7.   Financial Statements and Exhibits.

(c)   Exhibits.  The exhibit below is being furnished pursuant to Item 12.

Exhibit #	Description

99.1	Press Release dated August 5, 2004.

ITEM 12. Results of Operations and Financial Condition.

On August 5, 2004, MarkWest Energy Partners, L.P. (the “Partnership”) announced its consolidated financial results for the three and six months ended June 30, 2004.  A copy of the Partnership’s earnings release is furnished as Exhibit 99.1 to this Form 8-K.

The earnings release furnished with this Form 8-K includes a presentation of the Partnership’s distributable cash flow. Distributable cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”). With the exception of sustaining capital expenditures, the amounts included in the calculation of distributable cash flow are computed in accordance with GAAP. Sustaining capital expenditures include only those capital expenditures that do not increase the capacity of an asset or generate additional revenues or cash flows from operations. A reconciliation of distributable cash flow to net income, our most directly comparable GAAP financial measure, is provided in the earnings release.

We believe that investors benefit from having access to the same financial measures being utilized by management. Distributable cash flow is a significant metric used by our management to compare cash flows generated by the Partnership to the cash distributions we make to our partners. Using this metric, management can compute the coverage ratio of these cash flows to cash distributions. This is an important financial measure for our limited partners (including public unitholders) because it is an indicator of our success in providing a cash return on their investment. Specifically, this financial measure shows investors whether or not the Partnership is generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions paid to partners. Lastly, distributable cash flow is the quantitative standard used throughout the investment community with respect to publicly-traded energy limited partnerships.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARKWEST ENERGY PARTNERS, L.P.
(Registrant)

		By:	MarkWest Energy GP, L.L.C.,
Its General Partner

Date:	August 5, 2004	By:	/s/ James G. Ivey
James G. Ivey, Chief Financial Officer

Exhibit Index

99.1	August 5, 2004 earnings release.